UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934




(Name of Issuer)

Enterprise Diversified, Inc.
(formerly: Sitestar Corporation)

(Title of Class of Securities)

Common Stock, Par Value $0.125 per share


(CUSIP Number)

293706107

(Date of Event Which Requires Filing of this Statement)
 February 9, 2022

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
 Rule 13d-1(b)
X Rule 13d-1(c)
  Rule 13d-1(d)

..

13G
CUSIP No.: 293706107

1. Names of Reporting Persons: Santa Monica Partners, L.P.
    I.R.S. Identification Number: 13-3100474
2.  Check the Appropriate Box if a Member of a Group
(a)
(b) x
3.  SEC Use Only
4.  Citizenship or Place of Organization: New York
   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:	5.  Sole Voting Power
263,224
	6.  Shared Voting Power
	7.  Sole Dispositive Power
263,224
	8.  Shared Dispositive Power
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
263,224
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11.  Percent of Class Represented by Amount in Row (9)
9.9%
12.  Type of Reporting Person: PN
1. Names of Reporting Persons: SMP Asset Management, LLC
    I.R.S. Identification Number: 42-1582561
2.  Check the Appropriate Box if a Member of a Group
(a)
(b) x
3.  SEC Use Only
4.  Citizenship or Place of Organization: New York
   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:	5.  Sole Voting Power
263,224
	6.  Shared Voting Power
	7.  Sole Dispositive Power
263,224
	8.  Shared Dispositive Power
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
263,224
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11.  Percent of Class Represented by Amount in Row (9)
9.9%
12.  Type of Reporting Person
OO



13G
CUSIP No. 293706107

ITEM 1.
(a) Name of Issuer:
Enterprise Diversified Inc.

(b) Address of Issuer's Principal Executive Offices:
1518 Willow Lawn Drive
Richmond, VA 23230

ITEM 2.
(a)	Name of Person Filing:
Santa Monica Partners, L.P. and SMP Asset Management, LLC

(b)	Address of Principal Business Office, or if None, Residence:
1865 Palmer Avenue
Larchmont, NY 10538

(c) Citizenship: United States

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number:  293706107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c),
CHECK WHETHER THE PERSON FILING IS A:
N/A

 	(a)	[_]	Broker or dealer registered under Section 15 of the Act
                        (15 U.S.C. 78o).
 	(b)	[_]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
 	(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Act
                        (15 U.S.C. 78c).
 	(d)	[_]	Investment company registered under Section 8 of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-8).
 	(e)	[_]	An investment adviser in accordance with
                        ss.240.13d-1(b)(1)(ii)(E);
 	(f)	[_] 	An employee benefit plan or endowment fund in accordance with
                        ss.240.13d-1(b)(1)(ii)(F);
 	(g) 	[_] 	A parent holding company or control person in accordance with
                        ss.240.13d-1(b)(1)(ii)(G);
 	(h) 	[_] 	A savings association as defined in Section 3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813);
 	(i) 	[_] 	A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3);
 	(j) 	[_] 	Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Santa Monica Partners, L.P.

(a) Amount beneficially owned: 263,224

(b) Percent of class: 9.9%

(c) Number of shares as to which such person has:

	(i)  Sole power to vote or to direct the vote: 263,224

	(ii) Shared power to vote or to direct the vote: 0

	(iii) Sole power to dispose or to direct the disposition of: 263,224

	(iv) Shared power to dispose or to direct the disposition of: 0




13G
CUSIP No. 293706107

SMP Asset Management, LLC

(a) Amount beneficially owned: 263,224

(b) Percent of class: 9.9%

(c) Number of shares as to which such person has:

	(i)  Sole power to vote or to direct the vote: 263,224

	(ii) Shared power to vote or to direct the vote: 0

	(iii) Sole power to dispose or to direct the disposition of: 263,224

	(iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.
N/A

ITEM 10. CERTIFICATIONS.

"By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2022
(Date)

Santa Monica Partners, L.P.
By: SMP Asset Management, LLC, General Partner

By: /s/ Lawrence J. Goldstein
(Signature)
Lawrence J. Goldstein, Sole Managing Member
(Name/Title)

February 9, 2022
(Date)

SMP Asset Management, LLC

By: /s/ Lawrence J. Goldstein
(Signature)
Lawrence J. Goldstein, Sole Managing Member